Exhibit 99.2

2 Bethesda Metro Center, Suite 1530, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626

News Release

Pebblebrook Hotel Trust Announces Pricing of Public Offering of 3,000,000 Common Shares

Bethesda, MD, September 4, 2014 -- Pebblebrook Hotel Trust (the “Company”) (NYSE: PEB) announced today the pricing of its public follow-on offering of 3,000,000 of its common shares of beneficial interest, $0.01 par value per share, for expected approximate gross proceeds of $114,450,000 before expenses. The underwriter has been granted a 30-day option to purchase up to an additional 450,000 common shares. The offering is expected to close on or about September 9, 2014, subject to customary closing conditions. Raymond James is serving as the sole book-running manager for the offering and proposes to offer the shares from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

The Company expects to contribute the net proceeds from the offering to Pebblebrook Hotel, L.P., its operating partnership, which will use the net proceeds (after expenses) to repay the approximately $91.0 million outstanding on the Company’s senior unsecured revolving credit facility and the balance for general corporate purposes, which may include acquiring and investing in hotel properties in accordance with the Company’s investment strategy and reducing the Company’s debt.

A copy of the prospectus supplement and prospectus relating to these securities may be obtained, when available, by contacting Raymond James, Attn: Prospectus Department, 880 Carillon Parkway, St. Petersburg, FL 33716, e-mail prospectus@raymondjames.com, telephone (800) 248-8863. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Any offer or sale will be made only by means of the written prospectus forming part of the effective registration statement.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper upscale, full-service hotels located in urban markets in major gateway cities. The Company owns interests in 31 hotels, including 25 wholly owned hotels, with a total of 6,046 guest rooms, and a 49% joint venture interest in six hotels, with a total of 1,775 guest rooms. The Company owns, or has an ownership interest in, hotels located in ten states and the District of Columbia, including: Los Angeles, California (Hollywood, Santa Monica, West Hollywood and Westwood); San Diego, California; San Francisco, California; Miami, Florida; Buckhead, Georgia; Bethesda, Maryland; Boston, Massachusetts; Minneapolis, Minnesota; New York, New York; Portland, Oregon; Philadelphia, Pennsylvania; Columbia River Gorge, Washington; Seattle, Washington; and Washington, DC.

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company’s expectations, but these statements are not guaranteed to occur. Investors should not place undue reliance upon forward-looking statements. For example, the fact that the offering has priced may imply that the offering will close, but the closing is subject to conditions customary in transactions of this type and may be delayed or may not occur at all. In addition, the fact that the underwriter has an option to purchase additional shares may imply that this option will be exercised. However, the underwriter is not under any obligation to exercise this option, or any portion of it, and may not do so. Completion of the offering on the date and the terms described, and the application of net proceeds, are subject to numerous conditions, many of which are beyond the control of the Company, including, without limitation, general economic conditions, market conditions and other factors, including those set forth in the Risk Factors section of the Company’s periodic reports and other documents filed with the Securities and Exchange Commission (the “SEC”), copies of which are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements after the date of this release.

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Contacts:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1300